Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM REPORTS ON NEW EXCELLARATE™ PRODUCT FORMULATIONS TO EXPAND COMMERCIALIZATION POTENTIAL INTO MULTIPLE WOUND HEALING APPLICATIONS

SAN DIEGO, CA – May 7, 2009 – Cardium Therapeutics (NYSE Amex: CXM) and its subsidiary Tissue Repair Company (TRC) today announced significant new formulation enhancements for its Excellarate™ product candidate that are designed to simplify and broaden the use of Excellarate for diabetic ulcers, and also expand the potential applicability into a number of additional wound healing market opportunities, including pressure and venous stasis ulcers, as well as major surgical and serious trauma wounds.

To learn more about the Excellarate product candidate and the MATRIX clinical study click here (or visit Cardium’s website at www.cardiumthx.com). The television segment features an investigator of the study, Dr. Vickie Driver, D.P.M., Director of Research, Foot Care, Department of Surgery at Boston Medical University and Medical Center, and a patient enrolled in the study.

Excellarate is a collagen-based topical gel employing TRC’s Gene Activated Matrix™ (GAM) technology to stimulate a patient’s cells to produce a sustained micro-release of platelet-derived growth factor-B (PDGF-B) protein directly within the patient’s wound where it is needed. PDGF-B is believed to stimulate angiogenesis and granulation tissue formation through the recruitment and proliferation of cells such as monocytes, fibroblasts and endothelial cells, which are critical for the effective stimulation of a variety of wound healing processes.

On May 6, 2009, Cardium announced the completion of recruitment for the Phase 2b MATRIX clinical trial to evaluate the safety and efficacy of Excellarate for the treatment of non-healing diabetic foot ulcers. The MATRIX Data and Safety Monitoring Board has reviewed safety data collected from study participants as of April 21, 2009 and reported that Excellarate appears to be both safe and well tolerated, with no serious adverse events attributable to the study product. Approximately 70% of the patients recruited in the MATRIX study have already completed their initial evaluation period with respect to key efficacy criteria, particularly the percentage of patients achieving complete wound closure, the rate of wound closure and the reduction of wound size at various time points. With confirmation of one or more medically meaningful responses, Cardium and TRC would expect to meet with the U.S. Food and Drug Administration (FDA) to review the complete safety and efficacy database from this Phase 2b clinical study and their plans for initiating a larger-scale Phase 3 pivotal study.

New Excellarate™ Product Formulations for Expanded Applications

In parallel with the Phase 2b study and in anticipation of a Phase 3 clinical study and future commercialization, the Company’s continuing process development activities have led to an important breakthrough in product formulation that not only significantly simplifies the use of Excellarate, but opens the door to additional potential applications of the Excellarate technology in a number of other wound healing market opportunities. The product formulation that was used in the Phase 2b study required storage in a -70°C freezer and a two syringe mixing process prior to treatment. The new product formulation is designed to be maintained in a physician’s office using a standard refrigerator (at a temperature of about 4°C) and to have a shelf life of 12-18 months. It will also be formulated as an easy-to-use single syringe that is pre-mixed and ready to be applied to patients’ wounds.

With these product formulation enhancements and the accumulating data on Excellarate, Cardium is now focused on establishing additional cost-effective therapeutics that carry the potential to extend well beyond the initial indication of non-healing diabetic foot ulcers. In addition to the single syringe refrigerated formulation to facilitate storage and ease-of-use, Cardium and its manufacturing partners are developing low-cost and efficient large-scale production processes for DNA-based therapeutics using bioreactors with high cell densities and high-titer productivities. The relatively low dosing requirements for this new class of product candidates is enabled by TRC’s GAM technology which causes the protein to be produced by a patient’s own cells for a sustained period of time and locally released where it is needed within the wound site. The low dosing requirements relative to protein-based therapeutics, combined with the much lower costs of DNA-based product manufacturing, creates the potential for a new class of highly effective low cost therapeutics for application in a number of different tissue repair and wound treatment settings.

The Excellarate product candidate is initially being developed to facilitate wound closure in non-healing diabetic foot ulcers, which affect about 15% of the 24 million diabetic patients in the United States or about 3.6 million patients. The ability to achieve closure of chronic, non-healing wounds following application of a simple topical gel is considered to be particularly important for patient populations with chronic diseases such as diabetes. Available advanced wound care products for these patients have a number of limitations such as requiring a regimen of repeated wound cleanings and product re-administrations, or multiple trips to a treatment center, or custom produced and expensive skin substitute products. In addition, many patients, including approximately one in seven participants in the MATRIX clinical study, have wounds that do not close even after treatments with what are regarded as the most advanced wound care therapies currently available (i.e., repeat-administration therapies using Becaplermin protein [Regranex®] or negative pressure pumps, or “living-skin” equivalents).

With the new product formulation enhancements and the accumulating data on Excellarate, this technology has the potential to be developed into additional cost-effective therapeutics with expanded clinical utility. The broader fields of wound healing and tissue repair involve an order of magnitude more patients than those with diabetic ulcers, and these other fields are likewise in need of innovative products. There are a number of key market drivers behind the growth in advanced wound care products. Non-healing or slow healing wounds in patients are highly susceptible to becoming infected, both in hospital and out. Furthermore, the use of antibiotics in these patients has resulted in the outgrowth of antibiotic resistant pathogens. Most importantly for patients and their physicians, wounds that have become infected can lead to amputations, a result that is often associated with a dramatic increase in mortality even in societies with optimal medical care. In the United States, for example, non-healing ulcers among diabetic patients are the leading cause of amputation, and even with care approximately half of such patients die within three years of their amputation.

These emerging trends and growing market demand are evidenced by the recent success of negative pressure wound therapy products, such as those marketed and sold in the United States by Kinetics Concepts Inc. and Smith & Nephew, which represent the first $1.0 billion product segment in the wound care market. Based on these trends and needs, wound healing agents designed to accelerate the rate of wound healing are expected to play a more prominent role in the future of advanced wound care. As reported by MedTech Insight, the wound care market is projected to experience double digit growth over the next 3 to 5 years, with advanced wound care products comprising the fastest growing segment of the total wound care market. There are an estimated 91.3 million wounds in the U.S., which include 67.0 million surgical wounds, 17.6 million trauma wounds including burn injuries, amputations and traumatic wounds, 2.5 million pressure ulcers, 3.6 million diabetic ulcers and 3.3 million venous stasis and arterial ulcers. The ability to effectively address even a small proportion of these wounds would represent major new market opportunities for application of Tissue Repair’s GAM technology.

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies, Inc. and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications.

Cardium’s InnerCool Therapies subsidiary is a San Diego-based medical technology company in the emerging field of temperature modulation therapy to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and patient temperature modulation, including InnerCool’s new RapidBlue™ System, which recently received FDA clearance, and its CoolBlue™ System, please visit www.innercool.com.

Cardium also has two biologic candidates in clinical development. Cardium’s Tissue Repair Company subsidiary (TRC) is focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate™, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-B (PDGF-B). Excellarate™ is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage) repair. GAM technology can also be applied to a number of other approaches benefiting from sustained localized release of therapeutic proteins and other agents. For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Cardium’s Generx product candidate (alferminogene tadenovec, Ad5FGF-4) is a DNA-based growth factor therapeutic designed for use by interventional cardiologists as a potential one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium Therapeutics and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its most recent annual report on Form 10-K and other reports as filed with the Securities and Exchange Commission and available on the company’s website.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the MATRIX study or other human clinical trials can be conducted and completed in an efficient and successful manner, that product formulation enhancements will be successful or will effectively simplify or expand the use of product candidates or technologies, that the GAM technology can be successfully broadened or applied to additional wound healing or tissue repair opportunities, that Excellarate or our other candidates will prove to be sufficiently safe and effective, that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, that clinical studies even if successful will lead to product advancement or partnering, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that FDA, CE Mark or other regulatory clearances or UL or other certifications, or partnering or other distribution agreements or other commercialization efforts will be successful or will effectively accelerate the business or market, that product modifications or launches will be successful or that the resulting products will be favorably received in the marketplace, that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population, or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and therapeutic hypothermia devices and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our ability to successfully accelerate the commercialization of our therapeutic hypothermia devices and launch new devices within the timeframes contemplated, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2009 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ and Generx® are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™, and Excellarate™

are trademarks of Tissue Repair Company.

InnerCool Therapies®, InnerCool®, RapidBlue™ and CoolBlue™ are trademarks of InnerCool Therapies, Inc.

Other trademarks are the property of their respective owners.